AMENDMENT NO. 1 TO NOTE PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO NOTE PURCHASE AGREEMENT (the “Amendment”) is made this 19th day of August 2008 by and among INTELLIHOME, INC. (the “Company”), a Texas corporation, MARK TRIMBLE, an individual residing in Katy, Texas (“Trimble”), and the Purchasers.

WHEREAS, the Company, Trimble and the Purchasers entered into that certain Note Purchase Agreement, dated June 5, 2008 (the “Purchase Agreement”), pursuant to which the Purchasers agreed to provide Total Funding to the Company in an amount up to $575,000; all capitalized terms used herein and not otherwise defined herein shall have the meaning set forth in the Purchase Agreement;

WHEREAS, pursuant to the Purchase Agreement, the Purchasers were required to provide the Cash Settlement Funding Amount by the end of the Initial Funding Period, which period ended on July 25, 2008;

WHEREAS, Company Funding provided by the Purchasers as of July 25, 2008 totaled $50,000;

WHEREAS, the Purchasers have utilized funds, that would otherwise have been utilized to partially satisfy the Cash Settlement Funding Amount, to fund (the “Oil and Gas Funding”) the acquisition by the Company of a working interest in minerals and drilling of an oil well (the mineral interest and well being referred to, collectively, as “Oil and Gas Assets”);

WHEREAS, in recognition of the Purchasers providing the Oil and Gas Funding and the parties’ desire to extend the period within which the Purchasers are required to provide funding to the Company, the parties to the Purchase Agreement desire to amend the Purchase Agreement to: (i) acknowledge that the Oil and Gas Funding does not apply to the satisfaction of the Cash Settlement Funding Amount or the Company Funding Obligation, (ii) extend the Initial Funding Period to August 31, 2008, (iii) acknowledge and agree that the, for purposes of the Purchase Agreement, liabilities of the Company reflected on its June 30, 2008 balance sheet as included in the Company’s Form 10-QSB filed (or to be filed) with the SEC (other than amounts owing to the Purchasers pursuant to the Purchase Agreement) shall constitute the Settled Debts, and (iv) acknowledge and agree that the payment or funding of any expenses or obligations incurred by the Company after June 30, 2008 shall not be applied toward the satisfaction of the Cash Settlement Funding Amount or the Company Settlement Funding Amount.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein set forth, the parties hereto agree as follows:

1.	Oil and Gas Acquisition.

The Purchase Agreement is hereby amended to add new Section 2(e) to read in full as follows:

  “(e) It is hereby acknowledged and agreed that (i) the Purchasers have provided the Oil and Gas Funding in the amount of $70,344 to fund the acquisition by the Company of the Oil and Gas Assets, comprised of a working interest in minerals and the drilling of an oil well in Oklahoma, (ii) the amounts provided as the Oil and Gas Funding shall be treated as New Business Indebtedness and shall not be deemed to satisfy any of the Company Funding Obligations, (iii) the Company shall issue to the Purchasers Notes in the amount of the Oil and Gas Funding; provided, that, until such time as the Company Funding Obligation has been satisfied in full, the Company shall have the right to satisfy the Notes so issued, in full, by conveying to the Purchasers the Oil and Gas Assets, and (iv) the Purchaser Management Designee shall have the sole right and power to act on behalf of the Company to oversee and manage the Oil and Gas Assets.”

2.	Initial Funding Period Extension.

  Section 2(a)(iii) of the Purchase Agreement is hereby amended to and restated to read in full as follows:

“(iii) On or before August 31, 2008 (the “Initial Funding Period”), the Purchasers shall provide funding to the Company in an amount equal to the lesser of (A) the Settled Debts, as reflected on the Settled Amounts Schedule (as defined below), or (B) $175,000 less all amounts funded pursuant to Section 4(b)(iii)(z) of this Agreement (such lesser amount being referred to as the “Cash Settlement Funding Amount”), which amount shall be applied to the payment of all outstanding indebtedness and liabilities of the Company other than Installment Debt (as defined below), including, but not be limited to, (Y) accrued and unpaid salary as of the date hereof as reflected on the Company’s books and records and accruing from the date hereof through the last day of the Operating Period (provided, however, that such amount is not otherwise included in the Working Capital Requirement), and (Z) amounts borrowed on credit cards, bank facilities or otherwise by officers, directors or shareholders of the Company for the benefit and use of the Company as reflected on the Company’s books and records; provided, however, that the Purchasers may, by written notice to the Company, extend the Initial Funding Period by fifteen (15) days (as extended, the “Extended Funding Period”) if, and only if, the Purchasers have, on or before the last day of the Initial Funding Period, provided funding in an aggregate amount not less than $125,000 pursuant to Section 2(b)(iii) of this Agreement.”

3.	Settled Debt on Settled Amounts Schedule.

Section 2(c)(iii) of the Purchase Agreement is hereby amended to add at the end of the paragraph:

“For purposes of determining the Settled Debts to appear on the Settled Amounts Schedule, all liabilities (other than amounts owing to the Purchasers pursuant to this Agreement) appearing on the Company’s June 30, 2008 (the “Balance Sheet Date”) balance sheet included in the Company’s Quarterly Report on Form 10-QSB as filed with the SEC shall be conclusive as to the Settled Debts.”

4.	New Business Indebtedness.

Section 7 of the Purchase Agreement is hereby amended to add at the end of the paragraph:

“New Business Indebtedness shall be deemed to include any expenses or indebtedness incurred by, or on behalf of, the Company after the Balance Sheet Date, including but not limited to accounting and legal fees associated with preparation and filing of reports by the Company with the SEC.”

IN WITNESS WHEREOF, each of the parties have caused this Amendment to be executed by themselves or by their respective officers thereunto duly authorized, all as of the day and year first above written.

COMPANY:	INTELLIHOME, INC.

By: /s/ Mark Trimble
Name: Mark Trimble
Title: President

MARK TRIMBLE:	/s/ Mark Trimble
Mark Trimble, Individually

PURCHASERS:	STARR CONSULTING, INC.

By: /s/ Dan Starczewski
Name: Dan Starczewski
Title: President

POWER NETWORK, INC.

By: /s/ Joe Overcash
Name: Joe Overcash
Title: President

BAF CONSULTING, INC.

By: /s/ Barbara Morelli
Name: Barbara Morelli
Title: President

NEW AGE SPORTS, INC.

By: /s/ Ashley Martinez
Name: Ashley Martinez
Title: President

PROJECT DEVELOPMENT, INC.

By: /s/ Daniel Motsinger
Name: Daniel Motsinger
Title: President

SEVILLE CONSULTING, INC.

By: /s/ Kelli M. Myers
Name: Kelli M. Myers
Title: President

MBA INVESTORS

By: /s/ Thomas F. Pierson
Name: Thomas F. Pierson
Title: President

YT2K, INC.

By: /s/ Richard Muller
Name: Richard Muller
Title: President

ACTIVE STEALTH, LLC

By: /s/ Richard Muller
Name: Richard Muller
Title: Manager